Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement ("Agreement") is entered into by and between American Education Center, Inc, a Nevada company ("Employer"), and Max Chen ("Employee"), to be effective on this 1st day of August, 2014 (the "Effective Date").

WHEREAS, Employer is desirous of employing Employee pursuant to the terms and conditions and for the consideration set forth in this Agreement, and Employee is desirous of entering the employ of Employer pursuant to such terms and conditions and for such consideration.

NOW, THEREFORE, for and in consideration of the mutual promises, covenants, and obligations contained herein, Employer and Employee agree as follows:

ARTICLE 1: EMPLOYMENT AND DUTIES:

1.1.   Employer agrees to employ Employee, and Employee agrees to be employed by Employer, beginning as of the Effective Date and continuing until July 31, 2015, and for additional consecutive one year periods thereafter (the "Term") absent termination as provided herein and subject to the other terms and conditions of this Agreement.

1.2.   Beginning August 1st, 2014, Employee shall be employed as President of Employer. Employee agrees to serve in the assigned position and to perform diligently and to the best of Employee's abilities the duties and services appertaining to such position as determined by Employer, as well as such additional or different duties and services appropriate to such position which Employee from time to time may be reasonably directed to perform by Employer. Employee shall at all times comply with and be subject to such policies and procedures as Employer may establish from time to time.

1.3.   Employee shall, during the period of Employee's employment by Employer, devote Employee's full business time, energy, and best efforts to the business and affairs of Employer. The foregoing notwithstanding, the parties recognize and agree that Employee may engage in passive personal investments and other business activities, which do not conflict with the business and affairs of the Employer or interfere with Employee's performance of his duties hereunder.

1.4.   Employee acknowledges and agrees that Employee owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of the Employer and to do no act which would intentionally injure Employer's business, its interests, or its reputation. Employee agrees that Employee shall not knowingly become involved in a conflict of interest with Employer, or its affiliates, or upon discovery thereof, allow such a conflict to continue, except as approved by a majority of independent members of Employer’s Board of Directors.

ARTICLE 2: COMPENSATION AND BENEFITS:

2.1.   Employee's initial base salary (the “Salary”) shall be $3,000.00 per month which shall be paid in accordance with Employer's standard payroll practice.

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2.2.   From and after the Effective Date, Employer shall pay, or reimburse Employee, for all ordinary, reasonable and necessary expenses which Employee incurs in performing his duties under this Agreement including, but not limited to, travel, entertainment, education, professional dues and subscriptions, and all dues, fees and expenses associated with membership in various professional, business and civic associations and societies of which Employee's participation is in the best interest of Employer.

2.3.   While employed by Employer, Employee shall be allowed to participate, on the same basis generally as other employees of Employer, in all general employee benefit plans and programs, including improvements or modifications of the same, which on the effective date or thereafter are made available by Employer to all or substantially all of Employer's employees. Such benefits, plans, and programs may include, without limitation, medical, health, and dental care, life insurance, disability protection, and qualified retirement plans. Except as specifically provided herein, nothing in this Agreement is to be construed or interpreted to provide greater rights, participation, coverage, or benefits under such benefit plans or programs than provided to employees pursuant to the terms and conditions of such benefit plans and programs.

2.4.   Employer may withhold from any compensation, benefits, or amount payable under this Agreement all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

ARTICLE 3: TERMINATION PRIOR TO EXPIRATION OF TERM AND EFFECTS OF SUCH TERMINATION:

3.1.   Employee's employment with Employer shall be terminated (i) upon the death of Employee, or (ii) upon Employee's permanent disability (permanent disability being defined as Employee's physical or mental incapacity to perform his usual duties as an employee with such condition to remain continuously and permanently for a period of 90 days).

3.2.   If Employee's employment is terminated by reason of a "Voluntary Termination" (as hereinafter defined), the death of Employee, or by the Employer for "Cause" (as hereinafter defined), all future compensation towhich Employee is otherwise entitled and all future benefits for which Employee is eligible shall cease and terminate as of the date of termination as provided in this Section. Employee, or his estate in the case of Employee's death, shall be entitled to base salary through the date of such termination and shall be entitled to any individual bonuses or individual incentive compensation not yet paid but due under Employer's plans but shall not be entitled to any other payments by or on behalf of Employer except for those which may be payable pursuant to the terms of Employer's employee benefit plans (as hereinafter defined). For purposes of this Section 3.2, a "Voluntary Termination" of the employment relationship by Employee prior to expiration of the Term shall be a termination of employment in the sole discretion of and at the election of Employee, other than (i) a termination of Employee's employment because of a material breach by Employer of any material provision of this Agreement which remains uncorrected for thirty (30) days following written notice of such breach by Employee to Employer or (ii) a termination of Employee's employment within six (6) months of a material reduction in Employees' rank or responsibility with Employer. For purposes of this Section 3.2, the term "Cause" shall mean any of (i) Employee's gross negligence or willful misconduct in the performance of the duties and services required of Employee pursuant to this Agreement; (ii) Employee's final conviction of a felony; or (iii) Employee's material breach of any material provision of this Agreement which remains uncorrected for thirty (30) days following written notice to Employee by Employer of such breach.

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3.3.   If Employee's employment is terminated for any reason other than as described in Section2 3.1 or 3.2 above during the Term, Employer shall pay to Employee a severance benefit consisting of a single lump sum number of shares of common stock of the Company equal to one year Salary due to Employee valued at average trading price of past thirty days prior to the termination date. Such severance benefit shall be paid no later than sixty (60) days following Employee's termination of employment. Employee shall not be under any duty or obligation to seek or accept other employment following a termination of employment pursuant to which severance benefit payments under this Section 3.3 are owing and the amounts due Employee pursuant to this Section 3.3 shall not be reduced or suspended if Employee accepts subsequent employment or earns any amounts as a self-employed individual. Employee's rights under this Section 3.3 are Employee's sole and exclusive rights against the Employer or its affiliates and the Employer's sole and exclusive liability to Employee under this Agreement, in contract, tort or otherwise, for the termination of his employment relationship with Employer.

ARTICLE 4: MISCELLANEOUS:

4.1.   For purposes of this Agreement, (i) the terms "affiliates" or "affiliated" means an entity who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with Employer or in which Employer has a 50% or more equity interest, and (ii) any action or omission permitted to be taken or omitted by Employer hereunder shall only be taken or omitted by Employer upon the express authority of the Board of Directors of Employer or of any Committee of the Board to which authority over such matters may have been delegated.

4.2.   For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when received by or tendered to Employee or Employer, as applicable, by pre-paid courier or by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows: (i) If to Employer, to current corporate headquarters to the attention of the General Counsel of Company. (ii) If to Employee, to his last known personal residence.

4.3.   This Agreement shall be governed in all respects by the laws of the State of New York, excluding any conflict-of-law rule or principle that might refer to the laws of another State or country.

4.4.   No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

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4.5.   It is a desire and intent of the parties that the terms, provisions, covenants, and remedies contained in this Agreement shall be enforceable to the fullest extent permitted by law. If any such term, provision, covenant, or remedy of this Agreement or the application thereof to any person, association, or entity or circumstances shall, to any extent, be construed to be invalid or unenforceable in whole or in part, then such term, provision, covenant, or remedy shall be construed in a manner so as to permit its enforceability under the applicable law to the fullest extent permitted by law. In any case, the remaining provisions of this Agreement or the application thereof to any person, association, or entity or circumstances other than those to which they have been held invalid or unenforceable, shall remain in full force and effect.

4.6.   This Agreement shall be binding upon and inure to the benefit of Employer and any other person, association, or entity which may hereafter acquire or succeed to all or substantially all of the business or assets of Employer by any means whether direct or indirect, by purchase, merger, consolidation, or otherwise. Employee's rights and obligations under this Agreement are personal and such rights, benefits, and obligations of Employee shall not be voluntarily or involuntarily assigned, alienated, or transferred, whether by operation of law or otherwise, without the prior written consent of Employer, other than in the case of death or incompetence of Employee.

4.7.   This Agreement replaces and merges any previous agreements and discussions pertaining to the subject matter covered herein. This Agreement constitutes the entire agreement of the parties with regard to such subject matter, and contains all of the covenants, promises, representations, warranties, and agreements between the parties with respect such subject matter. Each party to this Agreement acknowledges that no representation, inducement, promise, or agreement, oral or written, has been made by either party with respect to such subject matter, which is not embodied herein, and that no agreement, statement, or promise relating to the employment of Employee by Employer that is not contained in this Agreement shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing and signed by each party whose rights hereunder are affected thereby, provided that any such modification must be authorized or approved by the Board of Directors of Employer.

IN WITNESS WHEREOF, Employer and Employee have duly executed this Agreement as of the Effective Date.

AMERICAN EDUCATION CENTER INC.

/s/ Hinman Au
Hinman Au, Chief Executive Officer

EMPLOYEE

/s/ Max Chen
Max Chen

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